Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement No. 333-233075, No. 333-212143, No. 333-190470 and No. 333-143141 on Form S-3, and Registration Statement No. 333-141673, No. 333-157105, No. 333-163401, No. 333-172126, No. 333-192734 and No. 333-228443 on Form S-8 of our report dated August 11, 2020, relating to the consolidated financial statements and financial statement schedule of Broadridge Financial Solutions, Inc. (the “Company”) and the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of the Company for the year ended June 30, 2020.
/s/ DELOITTE & TOUCHE LLP
New York, New York
August 11, 2020